Exhibit 10.1

Amendment to 2009 Incentive Plan

Section 4.1 of the Planar Systems, Inc. 2009 Incentive Plan is amended and restated in its entirety to read as follows:

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) ~~1,300,000~~ 3,000,000 shares; plus

(b) any shares subject to outstanding awards under the Company’s Amended and Restated 1993 Stock Incentive Plan for Nonemployee Directors, Clarity Visual Systems, Inc. 1995 Stock Incentive Plan, Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan, 1999 Nonqualified Stock Option Plan or 2007 New Hire Incentive Plan, or any individual incentive award, (together, the “Prior Plans” ) on the Effective Date and any shares subject to outstanding awards under the Prior Plans on the Effective Date that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), subject to adjustment from time to time as provided in Section 15.1, which shares shall cease, as of such date, to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares.